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                                                           Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                    Three Months Ended    Nine Months Ended
                                      September 30           September 30
                                    ------------------    -----------------
                                       1995      1994         1995     1994
                                      -----     ------       -----    ------
EARNINGS:
Primary:
Net income, as reported            $142,399    129,808     365,962   322,007
PSOP preferred dividends
 declared (net of taxes)             (2,159)    (2,129)     (6,444)   (6,343)
                                    -------    -------     -------   -------
   Net income, as adjusted         $140,240    127,679     359,518   315,664
                                    =======    =======     =======   =======
Fully diluted:
Net income, as reported            $142,399    129,808     365,962   322,007
Additional PSOP expense (net
 of taxes) due to assumed
 conversion of preferred
 stock                                 (867)      (944)     (2,612)   (2,841)
Dividend on monthly income
 preferred securities (net of
 taxes)                               2,018          -       3,027         -
                                    -------    -------     -------   -------
   Net income, as adjusted         $143,550    128,864     366,377   319,166
                                    =======    =======     =======   =======
SHARES:
Primary:
Weighted average number of
 common shares outstanding, per
 consolidated financial
 statements                          84,559     84,042      84,413    84,195
Additional dilutive effect of
 outstanding stock options (based
 on treasury stock method using
 average market price)                1,007        654         960       621
                                     ------     ------      ------    ------
   Weighted average, as adjusted     85,566     84,696      85,373    84,816
                                     ======     ======      ======    ======
Fully diluted:
Weighted average number of
 common shares outstanding, per
 consolidated financial
 statements                          84,559     84,042      84,413    84,195
Additional dilutive effect of:
Convertible preferred stock           4,022      4,068       4,034     4,078
Monthly income preferred securities   3,509          -       1,774         -
Outstanding stock options (based
 on treasury stock method using
 market price at end of period)       1,324        586       1,349       599
                                     ------     ------      ------    ------
   Weighted average, as adjusted     93,414     88,696      91,570    88,872
                                     ======     ======      ======    ======
EARNINGS PER COMMON SHARE:
  Primary                             $1.64       1.51        4.21      3.72
  Fully diluted                       $1.54       1.45        4.00      3.59